                                 SETTLEMENT AND
                             TERMINATION AGREEMENT
                                  BY AND AMONG




                     FEDERAL DEPOSIT INSURANCE CORPORATION,
                    AS MANAGER OF THE FSLIC RESOLUTION FUND

                             FIRST HEIGHTS BANK, A
                             FEDERAL SAVINGS BANK,

                       PULTE DIVERSIFIED COMPANIES, INC.

                                      AND

                               PULTE HOMES, INC.
                            f/k/a PULTE CORPORATION


                                  DATED AS OF

                                October 12, 2001

                      SETTLEMENT AND TERMINATION AGREEMENT

     This SETTLEMENT AND TERMINATION AGREEMENT ("Agreement"), dated as of October 12, 2001, is entered into by and among the Federal Deposit Insurance Corporation (the "FDIC") as Manager of the FSLIC Resolution Fund ("FRF")(the FDIC as Manager of the FRF is herein called "FDIC Manger"), and First Heights Bank, fsb ("First Heights"), Pulte Diversified Companies Inc. ("PDCI") and Pulte Homes, Inc., f/k/a Pulte Corporation ("Pulte")(collectively referred to herein as the "Pulte Entities").

                                    RECITALS

     The FRF is the transferee of the assets and liabilities of the Federal Savings and Loan Insurance Corporation ("FSLIC"). FDIC Manager and the Pulte Entities desire to provide for: (1) the settlement and dismissal of the certain lawsuits styled FDIC v. First Heights Bank, fsb, et al., Case No. 95-72722 (E.D. Mich.)(on remand)("District Court Litigation"), and First Heights Bank, fsb et al. v. FDIC, CA No. 00-1532(6th Cir.)("Sixth Circuit Appeal"); (2) the termination of all provisions of the Assistance Agreement, dated September 9, 1988, among FSLIC, First Heights, fsa, Heights of Texas, fsb, and PDCI, and the Amendment to the Assistance Agreement, dated September 23, 1988 (collectively referred to as "Assistance Agreement"), except as provided in Article 4 herein; and (3) the termination of the Warrant Agreement, dated September 9, 1988, between First Heights and FSLIC ("Warrant Agreement").

     Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Assistance Agreement.

                                   AGREEMENT

     In consideration of the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and notwithstanding anything to the contrary under the terms of the Assistance Agreement or any related agreement, the parties hereby agree as follows;

                                   ARTICLE 1
                                    CLOSING

     The consummation of the transactions contemplated by this Agreement, subject to the satisfaction or waiver of the conditions precedent set forth in
Article 7 herein, shall take place at a closing (the "Closing") to be held simultaneously at the offices of FDIC Manager in Washington, D.C., and the offices of the Pulte Entities in Bloomfield Hills, Michigan on October 12, 2001, or such earlier or later date, or in such other manner, as the parties hereto may agree in writing (the "Closing Date").

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                                   ARTICLE 2
                       SETTLEMENT AND TERMINATION PAYMENT

         SECTION 2.1 PAYMENT OF SETTLEMENT AND TERMINATION PAYMENT. The Pulte Entities shall pay or cause to be paid to FDIC Manager, in the manner provided in Section 2.2 of this Article 2, Forty One Million Five Hundred Thousand and No/100ths Dollars ($41,500,000), in lawful money of the United States of America (the"Settlement and Termination Payment"). FDIC Manager shall retain all amounts it has previously withheld from First Heights, including any interest thereon.

         SECTION 2.2 WIRE TRANSFER BY THE PULTE ENTITIES. Within one (1) business day after the Closing Date, the Pulte Entities shall pay or cause to be paid to FDIC Manager by wire transfer in immediately available funds, the Settlement and Termination Payment. The Settlement and Termination Payment represents the net settlement amount owed to FDIC Manager after taking into account the amounts FDIC Manager has previously withheld from First Heights. Such net payment shall satisfy any and all payment obligations of FDIC Manager to the Pulte Entities under the Assistance Agreement and FSLIC Promissory Notes, which Notes shall be cancelled, and any and all amounts owed by the Pulte Entities to FDIC Manager relating to the District Court Litigation, and the Liquidity Assistance Note shall be cancelled. If the FDIC does not receive the Settlement and Termination Payment as required by this Article 2, then this Agreement shall be null and void.

         SECTION 2.3 TERMINATION OF ASSISTANCE AGREEMENT. The parties agree that, except as otherwise provided for in Article 4 of this Agreement, upon the occurrence of the Closing, the Assistance Agreement (including any and all provisions which explicitly survive the termination of the Assistance Agreement) and all rights and obligations of the parties thereto shall terminate effective as of the Closing Date. Provided, however, that such termination shall not operate to limit, reduce, or impair in any way the claims asserted by the Pulte Entities in the litigation captioned First Heights Bank et al. v. United States, No. 96-811C, now pending in the United States Court of Federal Claims ("Court of Federal Claims Litigation").

         SECTION 2.4 TERMINATION OF WARRANT AGREEMENT. The parties agree that, pursuant to the terms set forth in Article 5 of this Agreement, the Warrant Agreement and all rights and obligations of the parties thereto shall terminate effective as of the Closing Date.

                                   ARTICLE 3
                           DISMISSAL OF THE LAWSUITS

         SECTION 3.1 DISMISSAL OF DISTRICT COURT LITIGATION. Within one (1) business day after the Closing Date, the Pulte Entities and FDIC Manager shall prepare, and FDIC Manager shall file, a Stipulated Order of Dismissal of the District Court Litigation, in the form provided in Exhibit A hereto, pursuant to which any and all claims asserted by any party therein shall be dismissed with prejudice, each party bearing its own costs and expenses, including attorney fees. The appeal bonds shall be cancelled.




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         SECTION 3.2 DISMISSAL OF SIXTH CIRCUIT APPEAL. Within one (1) business day after the Closing Date, the Pulte Entities and FDIC Manager shall prepare, and the Pulte Entities shall file, a Stipulation To Dismiss the Sixth Circuit Appeal, in the form provided in Exhibit B hereto, pursuant to which any and all claims asserted by any party therein shall be dismissed with prejudice, each party bearing its own costs and expenses, including attorney fees.

         SECTION 3.3 DISMISSAL OF AMENDED FINAL PERIOD RECEIVERSHIP TAX RETURN CLAIMS. To effectuate the release by the Pulte Entities in Section 10.2(c) below, upon the final resolution of the Court of Federal Claims Litigation, and conditioned upon (i) FDIC Manger's performance of the obligations set forth in Section 4.6 of this Agreement and (ii) the amended final period receivership tax returns for AllenPark Federal Savings and Loan Association, Bay City
Federal Savings and Loan Association, Champion Savings Association, Gulf Coast Savings and Loan Association, and Heights Savings Association that were filed by the FDIC as Receiver on or about July 2, 1993 ("1993 Amended Receivership Returns") not having been given any effect by Internal Revenue Service ("IRS") or otherwise, the Pulte Entities shall prepare and file, a Stipulated Order Of Dismissal, in the form provided in Exhibit C hereto, pursuant to which the claims by the Pulte Entities in the Court of Federal Claims Litigation regarding the 1993 Amended Receivership Returns, set forth in Counts III and VII of the Complaint in the Court of Federal Claims Litigation ("Receivership Tax Return Claims"), shall be dismissed with prejudice, and without costs and expenses to any party, including attorney fees. In addition, the Pulte Entities agree that, to the extent the claims set forth in Counts X, XI, XII, XIII, XIV and XV of the Complaint in the Court of Federal Claims Litigation, which have been voluntarily withdrawn by the Pulte Entities, are based on the Receivership Tax Return Claims, then such claims shall not be reinstated by the Pulte Entities against any party, including the FDIC in all of its capacities, and the FDIC's present and former subsidiaries and the respective present and former officers, directors, successors, assigns, employees, agents and representatives of all the foregoing, the FRF, and the United States, in any forum.

                                   ARTICLE 4
                          TAX BENEFIT SHARING MATTERS

         SECTION 4.1 TERMINATION OF SECTION 9 OF THE ASSISTANCE AGREEMENT. Except as provided in Section 4.2 below, Section 9 of the Assistance Agreement is terminated effective as of the Closing Date.

         SECTION 4.2 SURVIVAL OF SECTION 9(j) OF THE ASSISTANCE AGREEMENT.
Section 9(j) of the Assistance Agreement remain in effect for tax years through 2001 under the terms and conditions provided in this Section 4.2. All references to Section 9(j) herein refer to Section 9(j) of the Assistance Agreement as modified by the terms and conditions below.

         (A) Section 9(j) shall apply where tax benefits attributable to Tax Benefit Items, as defined in Section 9 of the Assistance Agreement and as interpreted by the Sixth Circuit in FDIC v. First Heights Bank, fsb et al. 229 F.3d 528 (6th Cir. 2000) ("Sixth Circuit Opinion"), including Collateral Effects (as defined below), are disallowed or reduced as the result of (i) action by the IRS or a state taxing authority, or (ii) amended tax returns that are filed by the Pulte Entities as the direct result of a federal or state tax audit or a change in federal or state tax law. As used in this Agreement, the term "Collateral Effects" shall refer to adjustments to


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taxable income as a result of including Tax Benefit Items in, or excluding Tax
Benefit Items from, taxable income, the calculations of which are included in Exhibit D hereto. The term "tax benefits" as used in this Agreement includes tax benefits attributable to Tax Benefit Items, including Collateral Effects.

     (B) Section 9(j) shall remain in effect for each tax year through tax year 2001 until three years after the filing of the Pulte Entities' federal and state tax returns for each such tax year; provided that: (i) if the IRS or a state taxing authority begins an audit within the applicable three-year period, then
Section 9(j) shall continue with respect to the tax returns that are the subject of such audit until the conclusion of such audit and any related dispute or litigation arising from such audit; and (ii) if the IRS or a state taxing authority requests, and the Pulte Entities agree to, a waiver of the applicable statute of limitations period to review an issue relating to tax benefits attributable to Tax Benefit Items (including Collateral Effects), then Section 9(j) shall continue pursuant to the scope and terms of the waiver. It is further provided that: (a) with respect to the state tax returns for Arizona, California and Colorado only, Section 9(j) shall remain in effect for each tax year through 2001 for four years after the filing of each such state tax return; (b) with respect to the state tax returns of Florida for the tax years ending before July 1, 1999, Section 9(j) shall continue in effect for five years after the filing of each such state tax return; and (c) with respect to the state tax returns for Minnesota only, Section 9(j) shall continue in effect for each tax year through 2001 for three and one half years after the filing of each such state tax return. The time periods set forth in the preceding sentence are subject to (i) and (ii) above.

     (C) Section 9(j) applies only to (i) the tax benefits set forth in FDIC Manager's calculations for tax years 1988-1999, which are attached as Exhibit D hereto, and (ii) the tax benefits set forth in FDIC Manager's calculations for tax years after 1999, which are attached as Exhibit E hereto, which the Pulte Entities claim on their federal or state tax returns for tax years 2000 and 2001. Section 9(j) does not apply to tax benefits set forth in FDIC Manager's calculations for tax years after 1999, which the Pulte Entities do not claim on their tax returns for tax years 2000 or 2001, and the Pulte Entities have no legal claim or cause of action against FDIC Manager for payment for such tax benefits that are not claimed on the Pulte Entities' tax returns.

     (D) For all tax years to which Section 9(j) applies, the Pulte Entities shall provide FDIC Manager with: (i) copies of all federal and state income tax returns, all amended federal and state income tax returns, and all schedules prepared in connection with or related to such income tax returns, within 30 days after the filing of such returns; and (ii) upon FDIC Manager's request, all tax workpapers relating to such income tax returns. For each year Section 9(j) is in effect, the Pulte Entities shall provide FDIC Manager with: (i) a copy of any notice of a federal or state audit, adjustment or proposed adjustment of the Pulte Entities' income tax returns, within 14 days after the Pulte Entities receive such notice; (ii) copies of all draft and final federal and state audit reports (including Revenue Agent Reports) and closing agreements relating to tax years 1988-2001; (iii) in the event of a disallowance or reduction of tax benefits, a tax benefit sharing calculation, prepared in accordance with Section 9 of the Assistance Agreement, as interpreted in the Sixth Circuit Opinion and attested to by the Pulte Entities' independent auditors, that demonstrates a disallowance or reduction in the tax benefit sharing amount set forth in FDIC Manager's calculations; (iv) a calculation of FDIC Manager's allocable share of



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interest due on the disallowed or reduced tax benefits, if any, pursuant to this
Agreement; (v) any other documentation necessary to support the Pulte Entities' claim that there has been a disallowance or reduction in tax benefits to which
Section 9(j) applies; and (vi) written confirmation that the Pulte Entities have paid or otherwise satisfied or have had an offset imposed by the IRS or a state taxing authority for the disallowed or reduced tax benefits and interest.

     (e) Where Section 9(j) applies, FDIC Manager's obligation to reimburse the Pulte Entities shall be calculated in accordance with Section 9 of the Assistance Agreement, as interpreted in the Sixth Circuit Opinion, and shall not exceed the tax benefit sharing amount reflected in FDIC Manager's calculations relating to the disallowed or reduced tax benefits, set forth in Exhibits D and E hereto.

     (f) In the event the IRS or a state taxing authority charges the Pulte Entities interest on any disallowed or reduced tax benefits, and the Pulte Entities have paid or offset such interest, FDIC Manager shall reimburse the Pulte Entities the portion of such interest applicable to the amount of tax benefits reimbursed by FDIC Manager pursuant to Section 9(j); provided that FDIC Manager shall not be required to pay interest at a rate higher than the coupon equivalent yield for the average discount rate set on 91-day (13-week) Treasury bills at the last auction held by the United States Treasury Department during the quarter preceding the quarter for which interest is charged, and if the actual amount of interest charged by the IRS attributable to the tax benefits reimbursed by FDIC Manager is less than such amount, then FDIC Manager shall pay its pro rata share of the actual amount of interest charged by the IRS; and it is further provided that if the reason for the disallowance or reduction of tax benefits, as finally determined by the IRS or a state taxing authority, relates to fraud by the Pulte Entities, then FDIC Manager shall not be required to pay any interest. Under no circumstances shall FDIC Manager be required to pay any penalties imposed on the Pulte Entities by the IRS or a state taxing authority.

     (g) If(i) the Pulte Entities are allowed a tax deduction for interest paid to the IRS or a state taxing authority for which FDIC Manager is required to reimburse pursuant to this Agreement, and (ii) the Pulte Entities exclude from taxable income any portion of FDIC Manager's payment of interest pursuant to this Agreement in connection with Section 9(j), then the amount of FDIC Manager's interest payment to the Pulte Entities shall be reduced by the amount of net tax savings to be received by the Pulte Entities on such interest payments.

     (h) To the extent that the disallowance or reduction of tax benefits to which Section 9(j) applies solely results in a timing difference, meaning that the Pulte Entities will obtain such tax benefits in a later or earlier year, then: (i) FDIC Manager is not required to reimburse the Pulte Entities for the disallowed or reduced tax benefits pursuant to Section 9(j), but FDIC Manager shall reimburse the Pulte Entities for the amount of interest it would otherwise be required to reimburse the Pulte Entities pursuant to this Agreement; and (ii) in the event that FDIC Manager reimburses the Pulte Entities pursuant to Section 9(j) for a disallowance or reduction of tax benefits, and the Pulte Entities subsequently obtain such disallowed or reduced tax benefits, then within 60 days of the crediting or receipt of such tax benefits, the Pulte Entities are required to return to FDIC Manager the amount of tax benefits FDIC Manager previously paid.

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         (i) FDIC Manager's payment to the Pulte Entities pursuant to Section
9(j) shall be made within 60 days after it receives all items set forth in paragraph (d) above.

         (j) In the event FDIC Manager reimburses the Pulte Entities for disallowed or reduced tax benefits pursuant to Section 9(j), and the disallowed or reduced tax benefits for which the reimbursement was made are conclusively reinstated, as the result of the filing of amended tax returns (which shall be deemed conclusively reinstated when the benefit is received or credited), a legal challenge by the Pulte Entities, the action of a federal or a state taxing authority or otherwise, as finally determined by the applicable taxing authority or court, then, within 60 days of the crediting or receipt of the tax benefit attributable to such final determination, the Pulte Entities shall reimburse FDIC Manager for its prior payment plus its pro rata share of any interest received by the Pulte Entities in connection with the reinstatement of tax benefits.

         (k) The Pulte Entities agree that, in the event that FDIC Manager reimburses the Pulte Entities for disallowed or reduced tax benefits pursuant to
Section 9(j) based upon action taken by the IRS in connection with the 1993 Amended Receivership Returns ("1993 Returns Reimbursement"), then, in the Court of Federal Claims Litigation, the Pulte Entities shall not be entitled to recover from the United States as damages the 1993 Returns Reimbursement. In the event that the Pulte Entities are awarded damages against the United States in the Court of Federal Claims in an amount that includes the 1993 Returns Reimbursement, then the Pulte Entities shall, within 45 days of receipt of such damages in the Court of Federal Claims Litigation, reimburse to the FDIC an amount equivalent to the 1993 Returns Reimbursement, plus interest at a rate equal to the coupon equivalent yield for the average discount rate set on 91-day (13 week) Treasury bills are the last auction held by the United States Treasury Department during the quarter preceding the quarter in which the award of damages is received in the Court of Federal Claims Litigation. In the event that the Pulte Entities are awarded damages against the United States in the Court of Federal Claims Litigation in an amount that includes an amount that the FDIC would be required to reimburse to the Pulte Entities as 1993 Returns Reimbursement, and the FDIC has not yet paid such 1993 Returns Reimbursement to the Pulte Entities, then the FDIC shall not be required to pay such 1993 Returns Reimbursement to the Pulte Entities.

         SECTION 4.3 FEES AND EXPENSES. FDIC Manager has no obligation to pay for any of the Pulte Entities' fees and expenses incurred in connection with a defense or challenge by the Pulte Entities to a disallowance or reduction of tax benefits, or in connection with a reinstatement of tax benefits, and the Pulte Entities' payment to FDIC Manager for tax benefits pursuant to this Agreement shall not be reduced or netted for such fees and expenses.

         SECTION 4.4 INCREASE IN TAX BENEFITS OF PULTE ENTITIES. If there is an increase in the Pulte Entities' federal or state tax benefits in any tax year 1988-2001 as the result of (i) action by the IRS or a state taxing authority or
(ii) the filing of amended tax returns filed as the result of a federal or state tax audit or change in federal or state tax law, and the increase results in an increase to the tax benefit sharing amounts set forth in FDIC Manager's calculations, attached as Exhibits D and E hereto, then the Pulte Entities are required to pay FDIC Manager for its allocable share of such increase in tax benefit amounts within 60 days after the Pulte Entities receive or are credited the additional tax benefits. In addition, to the extent that the Pulte Entities


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receive interest in connection with the increase in tax benefits, then the Pulte
Entities shall also pay FDIC Manager its pro rata share of such interest, calculated in the same manner as provided in Section 4.2(f) above, unless FDIC Manager's share of the actual amount of interest received from the IRS is less than such amount, in which case FDIC Manager shall receive its pro rata share of the actual amount of interest received from the IRS. This Section 4.4 shall remain in effect as long as Section 9(j) remains in effect.

         SECTION 4.5 DAMAGES IN COURT OF FEDERAL CLAIMS LITIGATION. The parties agree that any damages that the Pulte Entities may receive in the Court of Federal Claims Litigation may include compensation in an amount equal to tax benefits attributable to Tax Benefit Items (including Collateral Effects) that the Pulte Entities did not receive as a result of the Government actions alleged in the Court of Federal Claims Litigation and any prejudgment and post-judgment interest awarded thereon ("Tax Benefit Component"), and that FDIC Manager is entitled to 25% of such amount. Accordingly, in the Court of Federal Claims Litigation, in lieu of the 100% award to the Pulte Entities of the Tax Benefit Component and a direct payment of 25% of that amount to FDIC Manager, the Pulte Entities shall be entitled to an award of only 75% of the Tax Benefit Component. In the event that the Pulte Entities are awarded 100% of the Tax Benefit Component in the Court of Federal Claims Litigation, the Pulte Entities are entitled to collect, and the United States is required to pay, only 75% of the Tax Benefit Component. Such agreement shall not limit the other damages the Pulte Entities may seek or may be awarded in the Court of Federal Claims Litigation. FDIC Manager and the United States have the right to enforce this provision in the Court of Federal Claims or any other court with jurisdiction. FDIC Manager has no obligation to pay any of the Pulte Entities' legal fees and expenses incurred in connection with the Court of Federal Claims Litigation. This provision shall not affect the Pulte Entities' ability to seek an award of costs and expenses, including attorney fees, against the United States in the Court of Federal Claims Litigation.

         SECTION 4.6 FINAL PERIOD RECEIVERSHIP TAX RETURNS. Within one (1) business day after the Closing Date, FDIC Manager will withdraw the 1993 Amended Receivership Returns. FDIC Manager agrees that it will thereafter make no further final period receivership tax return filings for AllenPark Federal Savings and Loan Association, Bay City Federal Savings and Loan Association, Champion Savings Association, Gulf Coast Savings and Loan Association, and Heights Savings Association. The parties agree to cooperate in carrying out the actions set forth in Sections 3.3. and 4.6 of this Agreement.

         SECTION 4.7 IRS AUDIT. FDIC Manager shall promptly notify the Pulte Entities in the event that FDIC Manager is notified by the IRS that any of the final period receivership tax returns of the Acquired Associations are selected for audit. If FDIC Manager is required to provide information to the IRS with respect to such returns, then, to the extent permitted by law, FDIC Manager will first provide reasonable notice to the Pulte Entities of any response to the IRS.

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                                   ARTICLE 5
                        TERMINATION OF WARRANT AGREEMENT

         SECTION 5.1 TERMINATION OF WARRANT AGREEMENT. The Warrant Agreement and the rights and obligations of FDIC Manager and the Pulte Entities under the Warrant Agreement are terminated, provided that:

         (A) PDCI and Pulte and any affiliated entity shall not (i) receive from First Heights any assets, except for the proceeds from the sale of the First Heights thrift charter and First Heights' recovery in the Court of Federal Claims Litigation; (ii) redeem or liquidate their First Heights stock for any assets of First Heights; or (iii) transfer any liabilities into First Heights, except to recognize on First Heights' books any liability related to this Agreement. If First Heights is merged, or liquidated and merged, into another entity, or if all or substantially all of the assets and liabilities of First Heights are transferred to another entity, then FDIC Manager shall receive from First Heights' assets 20% of the amount, if any, by which First Heights' assets exceed its liabilities immediately before such liquidation, merger, or transfer of assets and liabilities.

         (B) To ensure compliance with the terms of this Section 5.1, FDIC Manager shall have the right to review: (i) First Heights' annual audited financial statements and, upon request, supporting workpapers; (ii) the thrift quarterly reports submitted to the Office of Thrift Supervision ("OTS") by First Heights; (iii) First Heights' accounting for this Agreement; (iv) First Heights' plan of liquidation, sale or other disposition, and the accounting for such liquidation, sale or other disposition; (v) pro forma financial statements for First Heights immediately before any liquidation or merger of First Heights into another entity or transfer of First Heights' assets and liabilities to another entity; and (vi) any merger or other agreements relating to such liquidation, merger or transfer of assets and liabilities.

                                   ARTICLE 6
                      TRANSFER OF FIRST HEIGHTS LITIGATION

         SECTION 6.1    TRANSFER OF FIRST HEIGHTS LITIGATION.

         (A) At the Closing, the Pulte Entities shall transfer, assign, and convey to FDIC Manager, and FDIC Manager shall assume, all of the Pulte Entities' rights, benefits, obligations, and judgments associated with the following pending cases (collectively the "Transferred Litigation"):

              (i) Dennis Sanchez, P.C. v. First Heights of Texas and Playa del Rio, Inc. v. FDIC, Intervenor, Civil Action No. B-99-046 (S.D. Tex.), and No. 01-40726 (5th Cir.): The FDIC's Motion for Summary Judgment was granted by the district court, and all funds made the subject of the action were ordered to be disbursed to the FDIC. The district court further ordered that Playa del Rio, Inc. and Clayton L. Ballard, minority shareholder of Playa del Rio, take nothing. Ballard and Playa del Rio filed a notice of appeal of the judgment on May 24, 2001, and that appeal is pending.



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              (ii)  First Heights Bank, fsb v. First Trust National Assoc., La
                    Mesa Grande, Inc. and Gordon R. Granger, Cause No. 97-03905 (98th Jud. Dist. Tex), and No. 03-01-00301-CV (Tex Civ. App.): The court entered judgment in favor of First Heights for $70,261.41, plus prejudgment interest, attorneys fees, costs and postjudment interest. First Trust National Association filed a notice of appeal on May 18, 2001, and that appeal is pending.

              (iii) Playa del Rio, Inc. v. Heights of Texas, fsb and Pulte
                    Diversified Companies, Inc., Cause No. 92-09-5271-C (197th Judicial District Texas): The litigation is the subject of an abatement order and is expected to be dismissed.

         (B) Effective upon the Closing Date, FDIC Manager shall assume the responsibility and all liabilities for the defense, management and conduct of all proceedings relating to the Transferred Litigation set forth in Section 6.1(a). Immediately following the Closing, the Pulte Entities will advise their outside counsel, in writing, of FDIC Manager's assumption of the responsibility for managing the Transferred Litigation and, if requested by FDIC Manager, direct their outside counsel to prepare those documents reasonably necessary to designate new counsel of record for the Transferred Litigation.

         (C) The Pulte Entities certify that, other than the Transferred Litigation listed in Section 6.1(a), there are no other pending cases, litigation matters or causes of action as to which the Pulte Entities are subject to receiving indemnification under Section 7 of the Assistance Agreement.

         (D) Effective upon the Closing Date, the FDIC Manager shall pay all legal fees, expenses, judgments, settlements and costs incurred in connection with the Transferred Litigation on or after the Closing Date.

         SECTION 6.2 PULTE ENTITIES' COOPERATION WITH RESPECT TO TRANSFER OF TRANSFERRED LITIGATION. On and after the Closing Date: (i) the Pulte Entities will execute and deliver all Litigation, in a form and substance reasonably satisfactory to FDIC Manager and the Pulte Entities; and (ii) the Pulte Entities will transfer and deliver to FDIC Manager all books, records, documents, files and all other information in the Pulte Entities' possession, and direct its counsel to make available to FDIC Manager its litigation and discovery files in counsel's possession with respect to the Transferred Litigation. At the request of FDIC Manager, the Pulte Entities shall make their then current employees available to testify in any lawsuit which constitutes a Transferred Litigation to the extent the FDIC Manager or its counsel reasonably considers such testimony to be appropriate, provided that FDIC Manager shall pay to the Pulte Entities any reasonable out-of-pocket expenses incurred by any of the Pulte Entities or such employees in connection with providing such testimony.

         SECTION 6.3 INDEMNIFICATION. FDIC Manager shall indemnify and hold harmless First Heights and its present and former officers, directors and employees from all costs, losses and expenses related to the Transferred Litigation set forth in Section 6.1(a).



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         SECTION 6.4   RECEIPT OF FUNDS BY PULTE ENTITIES. Effective upon the
Closing Date, if the Pulte Entities receive any payment relating to the Transferred Litigation, then the Pulte Entities shall, within seven (7) days of receipt, transfer such payment to FDIC Manager.

         SECTION 6.5 POTENTIAL TAX BENEFIT. If the Pulte Entities receive a tax benefit attributable to any amounts paid by FDIC Manager with respect to the Transferred Litigation, then the Pulte Entities must pay the entire amount of such tax benefit to FDIC Manager.

                                   ARTICLE 7
                        CONDITIONS PRECEDENT TO CLOSING

         SECTION 7.1 CONDITIONS TO OBLIGATIONS OF FDIC MANAGER. The obligations of FDIC Manager under this Agreement shall be subject to the waiver in writing or fulfillment, on or prior to the Closing Date, of each of the following conditions precedent:

         (A) CERTIFICATIONS. FDIC Manager shall have received certificates from each of the Pulte Entities signed by its corporate secretary or assistant corporate secretary and dated the Closing Date, certifying that the signatories to this Agreement have the corporate power and authorization to execute the Agreement on behalf of the entities for whom the signatories have executed the Agreement.

         (B) INCUMBENCY CERTIFICATE. FDIC Manager shall have received certificates from each of the Pulte Entities signed by its corporate secretary or assistant corporate secretary and dated the Closing Date, certifying as to each person executing this Agreement on behalf of such party, that: (i) such person is an officer of such party holding the office or offices specified therein; and (ii) the signature of each person set forth on such certificate is his or her genuine signature.

         (C) PROCEEDINGS. All corporate and other proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to FDIC Manager and its counsel, and FDIC Manager shall have received such counterpart originals or certified or other copies of such documents as it may reasonably request.

         (D) ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of each of the Pulte Entities contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and the Pulte Entities shall have performed or complied with all covenants, agreements and conditions herein that they are required to perform or comply with on or prior to the Closing Date.

         SECTION 7.2 CONDITIONS TO OBLIGATIONS OF THE PULTE ENTITIES. The obligations of the Pulte Entities under this Agreement shall be subject to the waiver in writing or fulfillment, on or prior to the Closing Date, of each of the following conditions precedent:

         (A) INCUMBENCY CERTIFICATE. The Pulte Entities shall have received a certificate from the FDIC signed by its executive secretary or assistant executive secretary and dated the Closing Date, certifying as to the person executing this Agreement on behalf of the FDIC, that:

(i) such person is an officer of the FDIC holding the office specified therein; and (ii) the signature of such person set forth on such certificate is his or her genuine signature.

     (b) PROCEEDINGS. All corporate and other proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Pulte Entities and their respective counsel, and the Pulte Entities shall have received such counterpart originals or certified or other copies of such documents as they may reasonably request.

     (c) ACCURACY OF REPRESENTATIONS AND WARRANTIES; PERFORMANCE. The representations and warranties of FDIC Manager contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and FDIC Manager shall have performed or complied with all covenants, agreements and conditions herein that it is required to perform or comply with on or prior to the Closing Date.

     SECTION 7.3 CONDITIONS TO OBLIGATIONS OF FDIC MANAGER AND THE PULTE ENTITIES. The obligations of FDIC Manager and the Pulte Entities under this Agreement shall be subject to the fulfillment of the following conditions:

     (a) DISMISSAL OF THE DISTRICT COURT LITIGATION. The entry by the United States District Court for the Eastern District of Michigan, Southern Division, of the Stipulated Order of Dismissal of the District Court Litigation, as provided in Section 3.1 herein.

     (b) DISMISSAL OF THE SIXTH CIRCUIT APPEAL. The entry by the United States Court of Appeals for the Sixth Circuit of the Stipulation to Dismiss the Sixth Circuit Appeal as provided in Section 3.2 herein.

     (c) DISMISSAL OF RECEIVERSHIP TAX RETURN CLAIMS. The preparation of the Stipulated Order of Dismissal as provided in Section 3.3 herein, and the entry of such Stipulated Order of Dismissal when required by Section 3.3.

                                   ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

     SECTION 8.1 REPRESENTATIONS AND WARRANTIES OF THE PULTE ENTITIES. To induce FDIC Manager to enter into this Agreement and to consummate the transactions contemplated thereby, the Pulte Entities jointly and severally make the following representations and warranties to FDIC Manager as of the date hereof.

     (a) CORPORATE EXISTENCE.

         (i) First Heights is a federally chartered stock savings bank duly organized, validly existing, and in good standing under the laws of the United States of America, with all requisite power and authority to: (A) own and operate its properties and conduct its business as currently conducted by it; and (B) engage in the activities and transactions described in and contemplated by this Agreement.

              (ii) Pulte and PDCI are each a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with all requisite power and authority to: (A) own and operate its properties and conduct its business as currently conducted by it: and (B) to engage in the activities and transactions described in and contemplated by this Agreement.

         (B) DUE AUTHORIZATION. Each of the Pulte Entities has full power and authority to execute, deliver and perform this Agreement, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement in accordance with its terms. Each of the Pulte Entities has the full power and authority to perform its respective obligations under this Agreement.

         (C) BINDING AGREEMENT. This Agreement has been duly authorized, executed and delivered by each of the Pulte Entities and, when duly authorized, executed and delivered by FDIC Manager, this Agreement shall constitute a legal, valid and binding obligation of each of the Pulte Entities, enforceable against each of them in accordance with its terms.

         (D)  COMPLIANCE WITH LAW.

              (i) The Pulte Entities have not been notified of any violation of any statute, regulation, order, decision, judgment, or decree of, or any restriction imposed by, the United States of America, any state, municipality, or other political subdivision thereof, or any agency of the foregoing, or any court or other competent tribunal having jurisdiction over any of the Pulte Entities, their subsidiaries, any of their assets, or imposed by any foreign government or agency thereof having jurisdiction over the Pulte Entities, any of their assets, or imposed by any securities exchange or securities quotation system on which the Pulte Entities' securities are listed or quoted, in respect of the conduct of their business or the ownership of their properties, which, either individually or in the aggregate with all such other violations, would materially adversely affect the ability of the Pulte Entities to observe or perform the terms of this Agreement.

              (ii) To the best of their knowledge, the execution, delivery, and performance by the Pulte Entities of this Agreement will not violate or conflict with any provision of any applicable law or regulation, any order, writ, judgment, or decree of any court or governmental authority to which any of them is otherwise subject.

         (E)  COMPLIANCE WITH OBLIGATIONS.

              (i) To the best of their knowledge, the Pulte Entities are not in violation or breach of or in default under any obligation, agreement, covenant or condition contained in their respective bylaws or charter, and the Pulte Entities are not in violation or in breach of or in default under any contract, lease or other instrument to which any of them is a party (or which is binding on it or its assets), which violation, breach or default, either individually or in the aggregate with all such other violations, breaches and defaults, is material to the ability of the Pulte Entities to observe or perform the terms of this Agreement.

              (ii) The execution, delivery and performance by the Pulte Entities of this Agreement do not and will not: (A) violate or conflict with any provision of their respective articles of association or organization or bylaws; or (B) to the best of their knowledge, result in a material violation, or breach of, or default under any contract, lease or other instrument to which any of them is a party (or which is binding on any of them or any of their respective assets).

     (F) APPROVAL AND CONSENTS. All governmental approvals and other third party consents that are required in connection with the execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement on the part of the Pulte Entities, if any, have been obtained.

     (G) LITIGATION. There is no legal action, suit, investigation or proceeding pending (in which any of the Pulte Entities is a party) or, to any of the Pulte Entities' knowledge, threatened against of affecting any of the Pulte Entities (whether or not any of them is a party thereto) or any of their respective assets which questions the validity of this Agreement, or any of the transactions contemplated hereby, or which would be reasonably expected, either individually or in the aggregate with all such other actions, suits, investigations or proceedings, to materially and adversely affect the ability of any of the Pulte Entities to perform, satisfy or observe any obligations or conditions under this Agreement.

     (H) TAX MATTERS.

         (i) The Pulte Entities represent that they have provided FDIC Manager with true and complete copies of all federal and state tax returns and amended tax returns for tax years 1988 through 1999, as required by Section 9(i) of the Assistance Agreement.

         (ii) The Pulte Entities represent that, for tax years 1988 through 1998, First Heights qualified as a Domestic Building and Loan pursuant to 26 U.S.C. ss 7701(a)(19), and that First Heights did not, and does not, so qualify for tax years after 1998.

         (iii) The Pulte Entities represent that there is a current Arizona audit assessment against the Pulte Entities disallowing the inclusion of First Heights in Pulte's tax filings for 1993-1994, which the Pulte Entities are protesting. The Arizona audit assessment for 1995-1997 has been settled and paid, including interest, and the Pulte Entities will seek reimbursement from FDIC Manager pursuant to the terms of this Agreement. In addition, the Pulte Entities represent that there are no other current or threatened audits or actions by the IRS or a state taxing authority which would trigger the FDIC's obligation pursuant to Section 9(j).

     (I) ACCURACY OF INFORMATION. To the best of their knowledge, no representation or warranty made by the Pulte Entities in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement not misleading under the circumstances made or at the time furnished.

     SECTION 8.2 REPRESENTATIONS AND WARRANTIES OF THE FDIC MANAGER. To induce the Pulte Entities to enter into this Agreement and to consummate the transactions contemplated hereby, FDIC Manager makes the following representations and warranties:

     (A) POWER AND AUTHORIZATION. The execution, delivery and performance of this Agreement: (i) are within the legal power and authority of FDIC Manager; and (ii) have been.

duly authorized by all necessary action on the part of FDIC Manager. The FRF is the transferee of the assets and liabilities of the FSLIC on August 8, 1989. FDIC Manager is the statutory manager of FRF and, as such, has the rights, powers and duties to control, dispose of, or otherwise act with all of the rights, powers, and duties of a manager or owner of the assets and liabilities of the FRF. FDIC Manager is the sole successor to all rights, duties, and obligations of the FSLIC under the Assistance Agreement and the Warrant Agreement. FDIC Manager has the sole statutory authority to execute, deliver and perform this Agreement, and no joinder of any other person or party that is an agency or instrumentality of the federal government of the United States is necessary in order to fully effect the transactions contemplated by this Agreement.

         (B) BINDING AGREEMENT. This Agreement has been duly authorized, executed and delivered by FDIC Manager, and when duly authorized, executed and delivered by the Pulte Entities, this Agreement shall constitute a legal, valid and binding obligation of FDIC Manager, enforceable against it in accordance with its terms.

         (C) COMPLIANCE WITH LAW. To the best of its knowledge, the execution, delivery and performance by FDIC Manager of this Agreement will not violate or conflict with any provision of any applicable law or regulation, or any order, writ, judgment, or decree of any court or governmental authority to which it is otherwise subject.

         (D) COMPLIANCE WITH OBLIGATIONS. The execution, delivery and performance by FDIC Manager of this Agreement does not and will not: (a) violate or conflict with any provision of its respective articles of association or organization or bylaws; or (B) to the best of its knowledge, result in a material violation, or breach of, or default under any contract, lease or other instrument to which it is a part (or which is binding on it or any of its assets).

         (E) APPROVALS AND CONSENTS. All approvals and other consents that are required in connection with the execution, delivery or performance of this Agreement or the transactions contemplated by this Agreement on the part of FDIC Manager, if any, have been obtained.

         (F)  LIMIT ON OBJECTIONS. FDIC Manager agrees that:

              (i) FDIC Manager will not assert to the OTS or the FDIC Division of Supervision an objection to the Pulte Entities entering into this Agreement.

              (ii) FDIC Manager will not object to accounting matters of First Heights, unless they violate the terms of this Agreement.

              (iii) FDIC Manager will not assert, directly or indirectly, any objections to the OTS with respect to the transfer of the stock of First Heights to an affiliate and/or any aspects of any plan of disposition of First Heights submitted by the Pulte Entities to the OTS, which could constitute a plan of dissolution involving a merger or liquidation of First Heights into such affiliate, unless such stock transfer or plan of disposition violates the terms of this Agreement.

              (iv) FDIC Manager will not assert, directly or indirectly, any objection to the OTS with respect to the termination by the OTS of the Agreement between First Heights and the OTS, dated May 18, 2000 ("May 2000 Agreement") provided that, in the event the May 2000

Agreement is terminated, such termination shall not in any way alter, affect or waive any of the parties' respective rights, privileges, powers, remedies, duties or obligations under this Agreement, all of the terms of which shall remain in full force and effect.

         (G) ACCURACY OF INFORMATION. To the best of its knowledge, no representation or warranty made by FDIC Manager in this Agreement contains any untrue statements of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement not misleading under the circumstances made or at the time furnished.

         (H) WARRANTS. The FRF, as managed by FDIC Manager, is the sole owner of the Warrants and has not exercised, assigned, transferred, or otherwise encumbered the Warrants.

                                   ARTICLE 9
                                   COVENANTS


         SECTION 9.1 FURTHER ASSURANCES. Each of the parties hereto shall promptly and duly cause to be taken, executed, acknowledged or delivered all such further acts, conveyances, documents and assurances as any party hereto may from time to time reasonably request in order to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated thereby; provided that the cost of preparing and filing documents shall be borne by the party requesting the same.

         SECTION 9.2 COSTS AND EXPENSES. Except to the extent otherwise specifically provided herein, each party hereto agrees to pay all costs and expenses incurred by it in connection with or incidental to the matters contained in this Agreement, including any fees and disbursements of attorneys, accountants and consultants.

         SECTION 9.3 FDIC'S OIG. Nothing in this Agreement shall be construed to prevent or impair the audit and investigative authority of the FDIC's Office of Inspector General pursuant to the Inspector General Act of 1978, as amended.

                                   ARTICLE 10
                                    RELEASES

         SECTION 10.1 RELEASE BY FDIC MANAGER. Except as provided in Section 4.5 of this Agreement, and all the other duties, obligations and other actions or inactions provided herein and placed upon the Pulte Entities, FDIC Manager hereby releases, holds harmless, acquits and forever discharges, effective as of the Closing Date, each of the Pulte Entities, and their respective present and former parents, subsidiaries and affiliates, and their respective present and former officers, directors, shareholders, successors, assigns, employees, agents and representatives of all the foregoing, from and against any and all actions and causes of action, suits, disputes, debts, accounts, promises, warranties, damages, claims, proceedings, demands and liabilities, of every kind and character, direct and indirect, at law or in equity, that FDIC Manager has raised, or could have raised, known or unknown, at the Closing Date; provided, however, that except as stated in Sections 10.2 and 10.3, nothing in this release or in this Settlement Agreement shall operate in any way to limit or preclude any defenses the United

States might raise in response to the Pulte Entities' claims in the Court of Federal Claims Litigation or limit the FDIC from participating in such defenses.

         SECTION 10.2  RELEASES BY THE PULTE ENTITIES.

         (A) Except for the duties, obligations, and other actions or inactions provided herein and placed upon FDIC Manager, the Pulte Entities each hereby release, hold harmless, acquit and forever discharge, effective as of the Closing Date, the FDIC in all of its capacities, and, except as provided below, the FRF, and the FDIC's present and former subsidiaries and the respective present and former officers, directors, successors, assigns, employees, agents and representatives of all the foregoing, from and against any and all actions and causes of action, suits, disputes, debts, accounts, promises, warranties, damages, claims, proceedings, demands and liabilities, of every kind and character, direct and indirect, at law or in equity, that any of the Pulte Entities have raised, or could have raised, known or unknown, at the Closing Date, including, but not limited to, the Pulte Entities' claims regarding the Separate Return Limitation Year Net Operating Losses ("SRLY NOL's") of First Heights ("SRLY NOL Claims"), as defined below, and the Pulte Entities' Receivership Tax Return Claims; provided that this release and this Agreement shall not operate in any way to release the United States, and, solely for the purpose of providing a source to satisfy a judgment against the United States, the FRF or any other fund that may be available as a source to satisfy a judgment against the United States, from any liability to the Pulte Entities for: (i) the Pulte Entities' claim that Congress' enactment of the Guarini legislation (Section 13224 of the Omnibus Budget Reconciliation Act of 1993) breached the Assistance Agreement; or (ii) subject to Section 10.2(b) and 10.2(c) below, any of the Pulte Entities' other claims in the Court of Federal Claims Litigation. Nothing in this paragraph shall be construed to imply that any particular fund is available as a source to satisfy a judgment against the United States in the Court of Federal Claims Litigation. For purposes of this release and this Agreement, the Pulte Entities' SRLY NOL Claims refer to any and all claims relating to or arising from the Pulte Entities' assertions, made during the settlement negotiations preceding this Agreement, that the FDIC is liable for the Pulte Entities' alleged inability to utilize the SRLY NOL's of First Heights due to the FDIC's alleged refusal to consent to the Pulte Entities' plan to liquidate First Heights in 1999 and thereafter.

         (B) The Pulte Entities each hereby release, hold harmless, acquit and forever discharge the FDIC in all of its capacities, and the FDIC's present and former subsidiaries and the respective present and former officers, directors, successors, assigns, employees, agents and representatives of all the foregoing, and the FRF, effective as of the Closing Date, from and against any and all liability for the Receivership Tax Return Claims asserted in the Court of Federal Claims Litigation.

         (C) The Pulte Entities each hereby release, hold harmless, acquit and forever discharge the United States, effective as of the date of the final resolution of the Court of Federal Claims Litigation, from and against any and all liability for the Receivership Tax Return Claims asserted in the Court of Federal Claims Litigation, which Claims will be dismissed with prejudice pursuant to Section 3.3 of this Agreement, provided that the 1993 Amended Receivership Returns have not been given any effect by the IRS or otherwise.

     SECTION 10.3 ACCORD AND SATISFACTION. Except as otherwise specifically provided herein (including Sections 10.1, 10.2 and 10.4), performance by each party of its respective obligations under this Agreement shall effect a complete accord and satisfaction of any and all obligations and liabilities of such party under the Assistance Agreement, and henceforth, such party shall be fully discharged from any obligation or liability of any kind in connection therewith, including, without limitation, any and all actions, causes of action, suits, debts, sums of money, bonds, covenants, agreements, promises, damages, judgments, claims, and demands whatsoever, known or unknown, suspected or unsuspected, at law or in equity. This paragraph shall not operate in any way to effect accord and satisfaction of any liability of the United States to the Pulte Entities and, solely for the purpose of providing a source to satisfy a judgment against the United States, the FRF or any other fund that may be available as a source to satisfy a judgment against the United States, from any liability to the Pulte Entities for: (i) the Pulte Entities' claim that Congress' enactment of the Guarini legislation (Section 13224 of the Omnibus Budget Reconciliation Act of 1933) breached the Assistance Agreement; or (ii) subject to Section 10.2(b) and 10.2(c) above, any of the Pulte Entities' other claims in the Court of Federal Claims Litigation, except for the Pulte
Entities' Receivership Tax Return Claims, which will be dismissed with prejudice pursuant to Section 3.3 of this Agreement. Nothing in this paragraph shall be construed to imply that any particular fund is available as a source to satisfy a judgment against the United States in the Court of Federal Claims Litigation.

     SECTION 10.4 RELEASE BY FDIC IN ALL ITS CAPACITIES OTHER THAN AS MANAGER OF FRF. The FDIC in all its capacities other than as Manager of the FRF hereby acknowledges and agrees that it is not now, nor has it ever been, a party to the Assistance Agreement or the District Court Litigation or the Sixth Circuit Appeal (collectively, the "Litigation"), and that it has no rights or obligations thereunder. The FDIC in all its capacities other than as Manager of the FRF releases the Pulte Entities with respect to matters based on any of the claims and counterclaims asserted in the Litigation.

     SECTION 10.5 RIGHTS TO ENFORCE. Notwithstanding the foregoing provisions of this Article 10, the Pulte Entities and FDIC Manager shall retain their respective rights to enforce this Agreement, and any other agreement or instrument executed and delivered by the parties in connection with this Agreement, in accordance with Section 11.4 of this Agreement.

                                   ARTICLE 11
                                 MISCELLANEOUS

     SECTION 11.1 AMENDMENTS. No amendment, modification or waiver of any provision of this Agreement, nor any consent to any departure therefrom by any party, shall be effective unless the same shall be embodied in a writing signed by all parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

     SECTION 11.2 NOTICES. Any notice, request, claim, demand, consent, approval or other communication to any party hereto shall be deemed effective when received and shall be given in writing and delivered in person against receipt therefor, or sent by certified mail, postage prepaid, to such party at its address set forth below (with copies as indicated below) or at such other address as such party shall hereafter furnish in writing to the other parties:

         (A)  If To First Heights:

              Gregory M. Nelson, Vice President
              33 Bloomfield Hills Parkway, Suite 200
              Bloomfield Hills, MI 48304

         (B)  If To PDCI Or Pulte:

              Gregory M. Nelson, Vice President
              Pulte Homes, Inc.
              33 Bloomfield Hills Parkway, Suite 200
              Bloomfield Hills, MI 48304

         (C)  If To The FDIC Manager:

              Richard H. Fischman
              Assistant Director
              Division of Resolutions and Receiverships
              Federal Deposit Insurance Corporation
              550 17th Street, N.W., Room F-3070
              Washington, D.C. 20429

              With A Copy To:

              Richard T. Aboussie
              Associate General Counsel
              Legal Division, Trial Section
              Federal Deposit Insurance Corporation
              550 17th Street, N.W., Room H-2120
              Washington, D.C. 20429

         SECTION 11.3 WAIVER. No failure or delay on the part of any party to this Agreement in exercising any right, privilege, power or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of such right, privilege, power or remedy, nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of such right, privilege, power or remedy. The rights, privileges, powers and remedies available to the parties hereto are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. No notice to or demand on any party shall in any case entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

         SECTION 11.4 GOVERNING LAW. To the extent federal law does not control, this Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the law of the State of Texas. It is the intent of the parties hereto, as reflected in the Stipulated Order of Dismissal of the District Court Litigation referenced in Section 3.1 and attached as Exhibit A hereto, that the United States
District Court for the Eastern District of Michigan, Southern Division, retain jurisdiction to enforce this Agreement. Accordingly, any legal action or proceedings with respect to this Agreement shall be brought in the United
States District Court for the Eastern District of Michigan, Southern Division, before Hon. John Corbett O'Meara.

     SECTION 11.5 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under all applicable laws. However, in the event that any provision of this Agreement shall be held to be prohibited or invalid under any applicable law, or declared unenforceable, then all of the remaining provisions of this Agreement shall, to the fullest extent possible, remain in full force and effect and shall be binding on the parties hereto; provided, however, that this
Section 11.5 shall be of no force or effect if the exclusion of such provision or portion thereof shall render the remaining provisions of this Agreement incapable of observance or shall cause this Agreement as a whole to fail of its essential purpose.

     SECTION 11.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise provided in this Agreement, their respective successors and assigns; provided, however, that his Agreement may not be assigned to any person or entity, nor may any rights or obligations under this Agreement be transferred or delegated to or vested in any other person or entity, without the prior written consent of the parties hereto.

     SECTION 11.7 HEADINGS. The headings contained in this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

     SECTION 11.8 EXHIBITS. Any Exhibits attached hereto are an integral part of and are hereby incorporated into this Agreement.

     SECTION 11.9 ENTIRE AGREEMENT. This Agreement and the Exhibits attached hereto embody the entire agreement among the parties hereto relating to the subject matters herein, and supersedes all prior agreements and understandings among the parties, oral or written, relating to such matters.

     SECTION 11.10 THIRD-PARTY BENEFICIARIES. Except as expressly provided in this Agreement, no provision of this Agreement is intended to nor shall it benefit any person other than the parties hereto.

     SECTION 11.11 EXECUTION IN COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which taken together shall constitute one and the same Agreement. The parties agree that, on the Closing Date, they will exchange executed signature pages by facsimile, which shall constitute the execution of this Agreement. Each party further agrees to send to the other party on the Closing Date the respective original executed signature pages by overnight delivery.

     SECTION 11.12 COMPUTATION OF TIME. Should the operative date for a party's response or action under any particular provision of this Agreement occur on a Saturday or Sunday or a federal holiday, then the first business day following such day shall be the operative date for purposes of such provision.

     SECTION 11.13 SURVIVAL OF COVENANTS, REPRESENTATIONS, AND WARRANTIES. The covenants, representations and warranties made be the parties in this Agreement shall survive the execution of this Agreement and the consummation of the transactions contemplated herein.

     SECTION 11.14 INTERPRETATION. The parties agree that this Agreement was the result of arms length negotiations and was effectively drafted by both parties. Accordingly, in interpreting this Agreement, neither party shall be deemed the principal draftsman.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by themselves or their respective officers, as the case may be, as of the day and year first above written.


FIRST HEIGHTS BANK,
A FEDERAL SAVINGS BANK

By:     /s/ Calvin  R. Boyd
   ----------------------------

Name:   Calvin  R. Boyd
     --------------------------

Title:  Vice President
      -------------------------


PULTE DIVERSIFIED COMPANIES, INC.

By:     /s/ Gregory M. Nelson
   ----------------------------

Name:   Gregory M. Nelson
     --------------------------

Title:  V.P.
      -------------------------


PULTE HOMES, INC., f/k/a PULTE CORPORATION

By:     /s/ Roger A. Cregg
   ----------------------------

Name:   Roger A. Cregg
     --------------------------

Title:  S.V.P. & CFO
      -------------------------


FEDERAL DEPOSIT INSURANCE
CORPORATION, AS MANAGER OF
THE FSLIC RESOLUTION FUND

By:     /s/ Jack D. Smith
   ----------------------------

Name:   Jack D. Smith
     --------------------------

Title:  Deputy General Counsel
      -------------------------

FEDERAL DEPOSIT INSURANCE
CORPORATION, in all its capacities other than as Manager of the FSLIC Resolution Fund


By:    /s/ Jack D. Smith
      ----------------------------------

Name:  Jack D. Smith
      ----------------------------------

Title: Deputy General Counsel
      ----------------------------------

                              Attachments Omitted